Exhibit 10.15	EXECUTION VERSION
AMENDMENT AND RESTATEMENT OF AGREEMENT
     This document entered into as of the 1st day of July 2006 constitutes an amendment of the Agreement dated August 12, 1952 between Salt Lake Tribune Publishing Company, a West Virginia corporation, and Deseret News Publishing Company, a Utah corporation, as amended by a certain Amendment Agreement dated June 1, 1982 entered into between Kearns-Tribune Corporation, a Utah corporation (successor to Salt Lake Tribune Publishing Company) and Deseret News Publishing Company, a Utah corporation, and made effective January 1, 1983 and as further amended and restated by an Amendment and Restatement of Agreement dated as of January 1, 2001 (the “2001 JOA”). This document also constitutes a restatement of the 2001 JOA, as herein amended, and is intended by the parties to define their current agreement, into which all prior agreements, amendments, understandings and interpretations related hereto are hereby merged and herein subsumed.
Parties
     The parties to this Amendment and Restatement of Agreement (herein “Agreement”) are:
     A. Kearns-Tribune, LLC., a Delaware limited liability company (herein “K-T, LLC”), the successor by mergers and otherwise to Kearns-Tribune Corporation, thereby succeeding to ownership of The Salt Lake Tribune, a daily newspaper. All of the member interests in K-T, LLC are owned by MediaNews Group, Inc., a Delaware corporation (herein “MNG”); and
     B. Deseret News Publishing Company, a Utah corporation (herein “DNPC”), which owns and publishes the Deseret Morning News, a daily newspaper.

Recitals
     The parties hereto and their predecessors have since 1952, and continuing until their execution of this July 1, 2006 Amendment and Restatement of this Agreement, been engaged in a joint newspaper operating arrangement for the purpose of providing, for the benefit of both parties and of the public they serve, an economical, efficient and practical method of printing and distributing daily newspapers, primarily in the State of Utah, through a common agency formerly known as the Newspaper Agency Corporation, a Utah corporation created for that purpose, which has recently been renamed as NAC, Inc. Each of the parties owns fifty (50) shares of the capital stock of NAC, Inc., comprising all of the outstanding shares of that corporation.
     The parties have jointly caused to be formed the Newspaper Agency Company, LLC, a Utah limited liability company (“NAC”), and have by this Amendment and Restatement of Agreement jointly engaged the NAC hereinafter to carry out various responsibilities regarding their joint newspaper operating arrangement, in lieu of having these responsibilities continue to be carried out by the Newspaper Agency Corporation.
     Since the parties entered into the 1952 Agreement, the Congress of the United States declared in the Newspaper Preservation Act of 1970, Publ. L. 910353, 84 Stat. 467, Title 15, Chapter 43, U.S.C.A. (the “Newspaper Preservation Act”) that it is in the public interest to maintain newspapers editorially and reportorially independent and competitive and to preserve the publication of newspapers where a joint newspaper operating arrangement has been entered into under circumstances of economic distress as experienced by the parties at the time the 1952 Agreement was entered into.
     The parties believe that (a) the policy of the United States has confirmed the wisdom of the parties in entering into the 1952 Agreement, under which the advantages of such joint newspaper operating arrangement and common agency have been enjoyed by the public and the parties hereto, (b) the newspapers published by the respective parties have continued to maintain their separate identities and the parties hereto have continued to retain direct and immediate control of their respective editorial and news departments, (c) there has not been any merger, combination or amalgamation of editorial or reportorial staffs, and (d) editorial policies have been independently determined and expressed.
     Certain clarifications concerning interpretation of the 2001 JOA, and certain amendments thereto, are mutually desired by the parties, and a full restatement of the agreements into one document will facilitate their understanding and administration.
     The parties, believing it is desirable both from their standpoint and in the interest of the public that such amendments, clarifications and restatement be made and the benefits thereof be provided and continued, therefore desire to amend, renew and restate their agreements as set forth herein.
     NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) in hand paid by each of the parties to the other, and the promises, covenants and agreements hereinafter set forth, the parties, based upon mutual trust and confidence in each other, agree to and hereby amend, renew and restate the 2001 JOA, and further agree as follows:

Preamble
     The parties hereto declare and reaffirm as the principal objective of this Agreement their joint and several commitment to the survival and success of both the Deseret Morning News and The Salt Lake Tribune as independent editorial voices, with the ultimate goal for each newspaper of achieving optimal household penetration and maximizing the circulation of each newspaper, while allowing both newspapers to reap the financial benefits and economies from the able management of a joint operating system.
     To achieve these objectives, and for the purpose of serving the operational needs and objectives of both newspapers, the parties originally created Newspaper Agency Corporation and have now created the NAC as their joint agent under this Agreement.
     All provisions of this Agreement, separately and cumulatively, and notwithstanding any other inference that may be drawn from its wording, shall be interpreted and applied in a manner consistent with the objectives and purposes set forth in this Preamble.
     1. Effective Date — This Joint Operating Agreement was entered into initially on August 12, 1952, has been amended by an Amendment Agreement dated June 1, 1982, which had an effective date of January 1, 1983 and has been further amended by an Amendment and Restatement of Agreement dated as of January 1, 2001. All modifications thereof as set forth in this Agreement shall become effective as of July 1, 2006.
     2. The NAC — DNPC and K-T, LLC have caused the NAC to be created pursuant to the laws of the State of Utah for the purposes set forth in its Articles of Organization. The NAC shall perform various functions which the Newspaper Agency Corporation has heretofore provided to both newspapers under the 2001 JOA.

     2.01 Ownership of the NAC — The membership interests of the NAC are owned 42% by DNPC and 58% by K-T, LLC, its two members (the “Members”). The parties hereto shall cause the operations of the NAC to continue and shall not assign, sell, transfer, mortgage, pledge or otherwise dispose of their membership interests in the NAC, nor voluntarily permit alienation of any interest therein by any means, including a sale or merger involving the owning entity, during the term of this Agreement or any renewal or extension thereof, without written approval of the other party; provided however, that such restriction shall not limit the right of the owning entity of either party to pledge, and/or otherwise grant security interests in stock or equity interests of such owning entity to secure any indebtedness now or hereafter incurred by either party nor shall such restrictions in any manner affect the enforcement of such security interests. Such restriction shall be printed on the face of any certificates evidencing the membership interests of the parties in the NAC which may heretofore or hereafter be issued or reissued, and shall be strictly enforced.
     2.02 Management Committee — The Management Committee of the NAC shall govern the NAC and shall exercise all of the usual and customary duties of managers. The Management Committee of the NAC shall consist of four (4) persons who shall be elected at each annual meeting of the Members (an annual meeting shall be held simultaneously with the execution of this Agreement, and, subsequent thereto, shall be held on the second Monday of each December commencing in 2006, at the offices of the NAC, unless the Management Committee shall determine otherwise) to serve until the next annual meeting of the Members and until their successors are elected in their stead. Two (2) members of the four-member Management Committee shall be the Chairman and the President of DNPC (unless one person shall simultaneously hold both offices of DNPC, in which case the two DNPC Management

Committee members shall be the Chairman of DNPC and such other senior officer of DNPC as the Chairman of DNPC shall designate) and the other two (2) members shall be the Chairman and the President of K-T, LLC (unless one person shall simultaneously hold both offices of K-T, LLC, in which case the two K-T, LLC Management Committee members shall be the Chairman of K-T, LLC and such other senior officer of K-T, LLC as the Chairman of K-T, LLC shall designate). The parties agree to vote their membership interests in the NAC to elect the Management Committee members so specified. The parties further agree that at the first annual meeting of Members following the effective date of this Amendment and Restatement and at each annual Members meeting thereafter held to elect Management Committee members, this same procedure for electing Management Committee members shall be followed.
     If the four-member Management Committee shall become deadlocked with respect to any matter to be acted upon by it, and if after negotiating reasonably and in good faith for a period of not more than five (5) business days (or such longer period as the parties may mutually agree upon) the parties are unable to resolve such deadlock, the President of the NAC shall be empowered to break such deadlock, provided such deadlock does not relate to a Reserved Matter (as hereinafter defined). If the President is called upon to break such a deadlock, he or she shall be bound to apply all the provisions of this Agreement and shall specifically be bound by its Preamble. If such deadlock relates to a Reserved Matter, such deadlock shall be resolved in the manner specified in Section 26 hereof.
     For the purposes of this Agreement, Reserved Matters shall include the exercise of any material right of either or both of the parties including but not limited to: (a) declaring or otherwise causing a distribution to either party of any of the earnings or other assets of the NAC, except as otherwise expressly provided in this Agreement; (b) approving or amending the NAC’s

Annual Plan (as hereinafter defined); (c) changing the financial accounting or tax principles utilized by the NAC, except as otherwise required by law or governmental authority; (d) committing or causing the NAC to make aggregate capital expenditures in any fiscal year exceeding by $250,000 such amounts as are specified therefor in the capital budget section of the then applicable NAC Annual Plan; (e) except in the ordinary course of the NAC’s business, committing or causing NAC to enter into any contract or transaction requiring annual expenditures by the NAC exceeding by $250,000 or more such amounts as are specified therefor in the operations budget section of the then applicable NAC Annual Plan; (f) employing the services of, or entering into any transaction with, either party, or any affiliate thereof, directly or indirectly, except upon standard commercial terms; (g) lending or contributing to the capital of any other person any funds of the NAC, except for trade accounts receivable and/or customary employee advances; (h) unless specified or authorized in the then applicable NAC Annual Plan, encumbering any assets of the NAC, borrowing any funds, or entering into any equipment leases or purchase money financings in excess of an aggregate amount of $250,000 per fiscal year; (i) instituting any bankruptcy or insolvency proceeding or assigning any assets of the NAC for the benefit of its creditors; (j) instituting, settling, or compromising any lawsuit or claim on behalf of the NAC where the amount in controversy exceeds $250,000; and (k) any matter requiring interpretation or construction of any provision of this Agreement or the intended meaning or application thereof, or any matter having substantial financial impact upon one or both parties hereto or upon their rights to participate in matters relating to the governance of the NAC.
     The NAC Annual Plan shall consist of an (a) operating budget section and (b) a capital budget section. The NAC’s Annual Plan shall be approved annually by the Management Committee concurrently with each annual Members meeting, inclusive of the annual meeting to be held concurrently with the execution of this Agreement, or as soon thereafter as may be practical. If a vacancy occurs in the Management Committee, the nomination for replacement shall be made by the party hereto which nominated the person whose position is to be filled, following the same procedure outlined above in this Section 2.2. If necessary, the parties agree that they will immediately call a special meeting of the Members for the purpose of electing, in accordance with the procedure herein set forth for the election of members of the Management Committee at meetings of the Members, a Management Committee member to fill such vacancy or to remove or re-elect any or all members of the Management Committee, as they may mutually choose.
     2.03 Chairman and Vice-Chairman of NAC Management Committee — The Management Committee shall have a Chairman and a Vice-Chairman. The Chairman shall preside over and conduct meetings of the Management Committee. If the Chairman is not present at a meeting of the Management Committee, or is present and so directs, the Vice-Chairman shall preside over and conduct meetings of the Management Committee. The Vice-Chairman shall automatically succeed to all duties of the Chairman in the event of the Chairman’s unavailability or disability, until another Chairman is duly appointed.
     William Dean Singleton, who has been appointed by K-T, LLC, is the Chairman, and he personally shall be permitted to serve in such capacity so long as he desires and is ready, willing and able so to serve. DNPC shall have the right to appoint the Chairman for the four (4) year period commencing on the date on which William Dean Singleton no longer serves as Chairman. Thereafter, K-T, LLC shall have the right to appoint the Chairman for the ensuing four (4) years, whereupon the right to appoint the Chairman shall revert to DNPC and shall alternate with K-T,

LLC for ensuing four year terms. During the time a Chairman serves, the right to appoint the Vice-Chairman shall be exercised by the party hereto that did not appoint the Chairman.
     2.04 NAC Officers — The officers of the NAC shall consist of a President, a Vice-President, a Secretary and a Treasurer. Upon the execution of this Agreement and in connection with each subsequent annual meeting of the Members of the NAC, the President of the NAC shall be selected as follows: K-T, LLC shall recommend to the Management Committee, for its approval or rejection, in its absolute discretion, K-T, LLC’s preferred candidate for President of the NAC. If such candidate is rejected by the Management Committee, K-T, LLC shall then recommend a second preferred candidate for President, which the Management Committee may again approve or reject in its absolute discretion. If either of the foregoing candidates proposed by K-T, LLC is approved by the Management Committee, such candidate shall serve as President until the next annual meeting of NAC’s Members, unless sooner removed as hereinafter provided. If both such candidates are rejected by the Management Committee, K-T, LLC shall thereupon be solely empowered to designate the person who shall then serve as President (which person shall be someone who the Management Committee has not previously declined to approve as President), which person shall then serve as President until the next annual meeting of the Members, or until sooner removed as hereinafter provided.
     Any person selected to serve as President of the NAC in accordance with the foregoing procedures shall at any time during his or her term as President be subject to removal, with or without cause, upon the affirmative vote of two or more members of the Management Committee. Upon the removal of any person as President, K-T, LLC and the Management Committee shall promptly commence to select a successor President, in accordance with the same selection procedures hereinbefore set forth.

     The President shall report directly to the Management Committee, and upon being selected as President shall recommend to the Management Committee the persons to serve as Vice-President, Secretary and Treasurer, whose appointments and the terms and conditions thereof shall be determined by the Management Committee. No person appointed as an Officer of the NAC shall have separate connections with or loyalties to the Deseret Morning News or The Salt Lake Tribune unless otherwise mutually approved by DNPC and K-T, LLC, which approval may be withdrawn at anytime. The President shall operate the NAC fairly with equal treatment for both newspapers. Except to the extent otherwise herein provided, the powers and duties of the President, Vice-President, Secretary and Treasurer shall be as agreed to by DNPC and K-T, LLC from time to time. As approved by the NAC Management Committee, other persons may be given the working title of Vice President without such persons becoming officers of the NAC.
     2.05 Duties of President and Other Officers — The President shall conduct the normal business of the NAC pursuant to the terms of this Agreement as a stand-alone venture of the owners. Subject to legal and contractual obligations, the President shall select qualified managers, executives and personnel, and shall supervise the facilities and equipment used by the NAC, its operating systems and procedures, with respect to advertising, circulation, production, finance and personnel, and shall fulfill these duties in accordance with NAC’s applicable Annual Plan. The President and the other officers of the NAC shall at all times act independently and disinterestedly as between DNPC and K-T, LLC and in the best interest of the NAC, consistent with the Preamble to this Agreement. All compensation to the President shall be determined by the Management Committee and paid exclusively by the NAC. The President shall report directly to the Management Committee of the NAC and shall manage the business and affairs of the NAC under the direction and authority of its Management Committee.
     2.06 NAC Executive Committee — The Executive Committee of the NAC shall be comprised of the President of the NAC, one member of the Management Committee designated by K-T, LLC and one member of the Management Committee designated by DNPC. The Executive Committee shall have the right, under chairmanship of the President, to oversee the operations and performance of the NAC in accordance with guidelines established by the Management Committee, to take emergency action as required, and to propose to the Management Committee policies and other matters on which Management Committee action is appropriately required. The Executive Committee shall meet weekly or as often as necessary, in person or by telephone, unless otherwise directed by the NAC Management Committee. If one or more members of the Executive Committee shall be unable to attend an Executive Committee meeting, he or she may designate someone, upon notice to the other members, to attend in his or her stead.
     3. Publishing Schedules — The Deseret Morning News currently publishes morning editions Monday through Sunday between 7 p.m. and 7 a.m.. Currently, the Saturday publication carries the present tabloid LDS Church News Section, which the Deseret Morning News may elect to publish weekly on any day it may select. The Salt Lake Tribune currently publishes morning editions Monday through Sunday between 7 p.m. and 7 a.m.
     Whenever the Deseret Morning News and the Tribune are printed in the same time frame, news deadlines and printing times shall be determined in a manner fair to both newspapers, and distribution and delivery of both papers shall be accomplished by the NAC through joint use of trucks and carriers wherever practical.

     In satisfaction of DNPC’s obligations under the 2001 JOA to purchase and/or own an additional press and/or other directly related capital equipment which may initially have been required to accommodate the entry of the Deseret Morning News into the morning field of publication, the DNPC has prior to the parties’ execution of this Amendment and Restatement of Agreement purchased, at its sole expense, one TKS Color-Top 5000 printing press and certain related press drive and central system equipment and computer software (collectively, a “TKS Press”) and has also purchased at its sole expense a 33.33 percent interest in a Newsgrip-A Conveyor System, all of which equipment concurrently with the parties’ execution of this Amendment and Restatement of Agreement, has been leased by DNPC to NAC pursuant to two separate leases between DNPC and NAC, both dated as of July 1, 2006 (the “DNPC Press and Conveyor System Leases”). Although such leases provide for the NAC to pay a fair market value rental for its use of that equipment, as required by Section 7 hereof, the parties hereby agree that for the term of such leases and any renewal thereof, there shall be a special allocation of income made and paid to K-T, LLC monthly in an amount equal to 138% of the monthly rent paid by NAC to DNPC pursuant to such leases. This special allocation of income shall be paid concurrently with the monthly distribution pursuant to Section 4 hereof.
     4. Division of Earnings and Losses Subject to the special allocation provided for at the end of Section 3 hereof, NAC shall apportion to DNPC and K-T, LLC, in percentages hereinafter set forth, the net income or the net loss of its agency operations hereunder. Each month all receipts and income collected from its newspaper operations as herein provided (except for One-sided Advertising as hereafter set forth), after said special allocation and the payment of operating expenses and other proper expenditures, and retaining such part of said net income as may reasonably be required as working capital for its near-term future operations as recommended by the President and approved by the Management Committee , shall be distributed to the parties hereto in percentages as follows: fifty-eight percent (58%) to K-T, LLC and forty-two percent (42%) to DNPC. Where one of the newspapers determines as a matter of editorial policy not to carry certain classifications of advertising or certain particular advertisements, all receipts and income collected from such advertising (hereinafter “One-sided Advertising”) shall be distributed to the party in whose newspaper the advertisements are run, after payment of related operating expenses as measured by the NAC’s production costs; provided, however that if advertising is in fact carried in a newspaper, the newspaper carrying such advertising shall be entitled to participate in the revenues derived therefrom regardless of whether it has a general policy of refusing the advertising in question.
     Charges to either party for Extra Editorial Pages (as defined in Section 6.05 hereof), for One-sided Advertising and/or for promotional advertising space which promotes only the Deseret Morning News or only the Tribune, or which seeks to build community goodwill or to promote charities, community groups or activities solely supported by only one of the parties, shall be based upon the NAC’s actual incremental costs of material and labor therefor, as reflected in the operating budget sections of the applicable NAC Annual Plan. Such costs shall be subject to a quarterly adjustment to reflect fluctuations in actual newsprint or other costs from the estimated newsprint costs and other estimated costs reflected in the applicable NAC Annual Plan.
     Notwithstanding the foregoing, the Management Committee of the NAC from time to time shall establish a schedule for production of each of the daily newspapers which imposes reasonable duties on each of the parties to cooperate in meeting page flow, press starts and other production deadlines. If for any reason DNPC or K-T, LLC fails to adhere to said schedule within designated tolerances, such failing party may be assessed a late charge according to a schedule of production costs computed using the NAC’s accounting methods. Such charge shall be subject to approval by the NAC Management Committee.
     5. Limitations on Activities — Neither party shall engage in any activity which, in the opinion of counsel satisfactory to both of them, would jeopardize the exemption of this Agreement and the parties’ joint operating arrangement under the Newspaper Preservation Act.
     Neither party shall have the right to utilize the services or facilities of the NAC for any other newspaper publication published by either party without the prior written consent of the other party, and without the entire cost of such services and/or facilities being allocated to the party utilizing them.
     Except as provided in this Agreement, neither party hereto shall publish any newspaper in the State of Utah so long as this Agreement shall remain in force, except as a given area shall be designated in writing by one party to this Agreement as being outside the then existing primary and secondary market areas of either newspaper (i.e., the Newspaper Designated Market and Retail Trading Zone, as defined by the Audit Bureau of Circulation) and the other party does not object in writing within sixty (60) days from the receipt of such designation. No such objection shall be made unreasonably, and such objections must be based on the following criteria: the NAC’s market penetration in the designated area, such area’s importance to the NAC’s advertisers, and all other criteria then relevant to a proper determination that such an objection constitutes a necessary and ancillary restraint to this Agreement under the antitrust laws. The restrictions hereinbefore set forth shall not, however, apply (a) to the Park Record or any other newspaper now published in Summit County, Utah by the Park Record, its owner, Utah Media, Inc., a Delaware corporation, or its successors in interest (“UMI”), or (b) any newspaper or other publication now or hereafter published by any entity, of which less than fifty percent (50%) of the stock or other equity is owned by William Dean Singleton, his family and/or trusts for their benefit.
     DNPC may, on its own, use the NAC services and facilities to publish for distribution outside the State of Utah (or elsewhere outside the primary market area when designated without objection pursuant to this paragraph) a national or international edition or section of the Deseret Morning News. This edition or section may contain advertising at rates and with guidelines and advertising and editorial ratios as may be determined by DNPC’s management. DNPC shall pay to the NAC the actual amount of increased out-of-pocket costs actually incurred for this special edition and shall receive the revenues for advertising published in said national or international edition for distribution outside the state of Utah.
     6. General Relations and Duties of the NAC — The sole purpose and function of the NAC shall be to act as agent of the parties hereto in the printing, advertising, solicitation and distribution functions of their respective newspapers, and doing such other things as are herein specified, the cost of which shall be paid out of the moneys collected by the NAC as herein provided. The NAC shall be entitled, as a commission, to a fee in an amount equal to 3.5% of the net income of its agency operations under this Agreement, in keeping with requirements of the Internal Revenue Service, which amount shall be distributed to the parties from time to time based upon their respective percentage of earnings allocation when the commission was charged.
     6.01 Management — Management and control of the business of the NAC shall be and remain in its Management Committee. Except as specifically provided in this Agreement, neither the officers, directors or employees of either of the parties hereto shall undertake or assume the direction or control of any of the executive officers or employees of the NAC in the performance of their duties and obligations hereunder.
     6.02 NAC as Agent — Except as may be expressly otherwise herein provided, all contracts made by the NAC shall be made in the capacity of agent of the parties hereto and its activities and powers shall be confined entirely to such agency. Except as may otherwise expressly herein, no provision contained herein or in the Articles of Organization or Operating Agreement of the NAC shall be construed as permitting it to act other than as agent of the parties hereto, as herein provided, during the term of this Agreement and any renewal or extension thereof.
     6.03 NAC Duties — The parties hereto shall, except insofar as the NAC itself shall secure the same and/or otherwise acquire the ownership thereof, make available or cause to be made available, for the use of the NAC, as their agent, all records, office equipment and other facilities necessary to enable the NAC to carry into effect the purposes, objects, terms and conditions of this agreement. The NAC shall, as agent, except as the parties may otherwise expressly provide herein, (a) continue to perform all of the functions and provide all of the services the Newspaper Agency Corporation heretofore performed and provided under 2001 JOA; (b) implement NAC’s Annual Plan, (c) solicit, distribute and promote the business of the papers, and do all billing for advertising, circulation and other charges on behalf of the parties hereto; (d) receive and collect all receipts and income from the publication of the newspapers of the parties hereto; (e) pay all operating expenses incident to the printing, of the sale of advertising and subscriptions for, of the promotion and distribution of said newspapers, excepting the news and editorial departments thereof and other functions performed separately by the parties (e.g., internal accounting, etc.), and excluding salaries of the executives of the parties hereto; (f) prepare balance sheets and statements of income, cash flow and owners’ equity on a monthly basis. Such statements shall be prepared on a consistent basis and in accordance with generally accepted accounting principles; (g) keep complete books of account and records of operations and costs, all of which books and records shall be accessible at all times to the parties hereto; (h) prepare and deliver all necessary reports to governmental agencies; (i) promote the advertising in and circulation of both newspapers consistent with provisions of the Preamble to this Agreement; and (j) integrate the operations as much as is prudent and businesslike in order to effect all practical economies.
     6.04 Subscription Rates/Advertising — The NAC shall have the right to set and establish the respective advertising and subscription rates for the Deseret Morning News and the Tribune from time to time; provided, however, that circulation rates shall be established in such a manner so as not to constitute a detriment to either of the newspapers with respect to the other or to provide a benefit for either of the newspapers with respect to the other. Whenever the advertising linage of the Deseret Morning News acceptable to it is 85% or less than that of the Tribune, the NAC shall restructure the rate card within any legal and economic restraints to again make buying the Deseret Morning News space along with that of the Tribune as attractive as possible. The classified advertising section shall be identical in each newspaper, except where one of the newspapers refuses to accept certain classifications of advertising or certain particular advertisements, as provided herein (i.e., One-sided Advertising), or except when the advertisers elect to advertise in only one newspaper. Unless the parties agree otherwise, each newspaper’s classified advertising section shall carry the separate folio of the newspaper in which it appears.
     6.05 Newshole Allocations — During the term of this agreement, the NAC shall establish the size of each day’s edition of the newspapers, and allot to the Deseret Morning

News the same percentage ratio newshole as the Tribune, based on the amount of run of press (“ROP”) paid advertising space appearing in each newspaper. The average weekly ratio of newshole to advertising space shall be determined annually in the NAC’s Annual Plan, provided that in no case shall the amount of space allotted for editorial matter in any single edition be less than ninety-three (93) columns (fifteen and one-half pages), unless otherwise approved by the Management Committee. If either newspaper requires more editorial space than the amount allotted by NAC in any given week (“Extra Editorial Pages”), the cost of such extra pages beyond the newshole established by the NAC shall be charged to the party requiring the extra pages in the manner described in Section 4 hereof.
     6.06 Working Capital — The parties hereto shall from time to time, upon request of the President and upon the approval of the Management Committee, provide additional working capital to the NAC in the ratio of their respective percentages of earnings and losses (i.e., 58% — 42%) as set forth in Section 4 hereof, as such amounts may be required to enable the NAC to carry on and perform its duties hereunder. If either party shall fail to provide its required share of additional working capital when due, the other party may elect to provide such share, as an advance on the defaulting party’s behalf, which advance shall bear interest at the prime lending rate charged by the Bank of New York until repaid, and which advance shall be repaid in full before the party failing to provide its required share of working capital shall be entitled to receive further distributions of profits of the NAC pursuant to Section 4 hereof.
     6.07 Employees — The NAC shall contract with, employ and pay all employees necessary to its operation as provided herein, and shall make contracts in connection with such employment of labor and with independent contractors for the furnishing of labor as may be required; provided, however, that the NAC shall have no role or involvement whatsoever with employment in connection with the operations of the editorial and news departments of the parties hereto.
     6.08 Audits — An annual audit of the business of the NAC shall be made by an independent certified public accountant or firm of certified public accountants selected by the Management Committee, and copies of the reports issued with respect to such audits shall be furnished to each of the parties hereto.
     6.09 Agency Status — Except as may otherwise expressly be provided herein, the NAC shall be only an agent and shall act only in an agency capacity for the parties hereto in its operations hereunder, and there is not and shall not be any partnership or joint adventure between the parties hereto or between either of the parties hereto and the NAC
     6.10 Accounts to be Paid — Except as herein otherwise provided, the NAC shall pay only such accounts as shall have been incurred by it as such agent.
     6.11 Libel Actions — Any expense arising out of claims for libel or alleged libel, and any judgment (including attorney fees) in connection therewith, shall be borne and paid by the party hereto in whose newspaper the libel or alleged libel is published.
     6.12 Newsprint — The parties hereto will use their buying power relationships to enable the NAC to purchase newsprint at the lowest possible price, without markup. In the event a newsprint shortage necessitates reduction in number of pages of the Tribune and the Deseret Morning News, they shall be reduced equally in number.
     6.13 Trademarks, etc. — Neither party hereto shall in any manner represent or claim that it has any ownership interest in any trademarks, trade names, service marks and copyrights held by the other party and each party acknowledges that any use by it or by the NAC hereunder of any trademarks, trade names, service marks and copyrights held by the other party shall not create in its or in the NAC’s favor any right, title or interest in or to the same.
     7. Property Furnished to the NAC — As of July 1, 2006, NAC, as lessee, will enter into leases with Salt Lake Newspaper Production Facilities, LLC (which is owned by MediaNews Group and DNPC), as lessor, for new production facilities in West Valley City (excluding certain equipment which is owned by the parties as tenants in common and which will not be subject to said leases and excluding the equipment which will be the subject of the DNPC Press and Conveyor System Leases described in the last paragraph of Section 3 hereof) and, as lessee, will enter into the DNPC Press and Conveyor System Leases with DNPC, as lessor. NAC may also now or in the future enter into other leases with one or both of the parties or with third parties for additional real property, equipment and other property, and NAC may from time to time purchase or otherwise acquire additional real property, equipment and other property. In addition to such real property, equipment and other property that NAC may lease, purchase or otherwise acquire relative to the carrying out of its operations, the parties hereto (either as tenants in common or as separate owners) shall furnish (58% by K-T, LLC and 42% by DNPC) and place at the disposal of the NAC, for its exclusive use, such other real property, equipment, and other property as shall be required by NAC, subject to the following provisions:
     (a) All of the same shall be used, kept in repair and, as approved by the NAC’s Management Committee, added to, maintained and replaced by the parties when necessary.
     (b) All of the same, and all additions to and replacements thereto, shall, unless and until the parties shall mutually contribute their ownership interests from time to time in such equipment to the NAC, continue to be owned by the parties hereto (either as tenants in common or as separate owners) in accordance with their respective interests and appropriate book records thereof shall be kept by the NAC.
     (c) All of the same, including additions thereto, may be sold or exchanged by the NAC; provided, however, that no part thereof shall be sold or exchanged except with approval of the NAC’s Management Committee and after full compliance with the terms and provisions of any and all contracts and obligations of the parties hereto applicable thereto.
     (d) In the event of any authorized sale thereof by the NAC, the NAC shall pay the proceeds of any such sale to the parties hereto in accordance with their respective ownership interests therein.
     (e) Title thereto, except as the parties may have contributed to the NAC their ownership interests therein, shall be in the parties hereto, as provided herein, and shall at no time be in the NAC.
     (f) shall, out of the funds received by it as the parties’ agent, pay for all necessary repairs thereof, all taxes levied and assessed thereon, fire and other customary insurance thereon and in connection with the use thereof, to the same extent and in the same manner it would pay for such matters in connection with similar items of property which the NAC may itself own directly.
     8. Independent Editorial and News Departments and Advertising Policies — Each of the parties hereto retains unto itself complete and exclusive control of its news and editorial departments and policies, together with its editorial contracts, conduct and contents, and the selection of its editors and news and editorial department employees. There shall be no merger, combination or amalgamation of editorial or reportorial staffs, and editorial policies shall be independently determined. All expenses of the news and editorial department of each of the parties hereto, including wire and photo services, salaries, compensation, rentals to or for correspondents and bureaus, features and feature services, graphics, internet content, office equipment and supplies, and all other expenses directly attributable to their respective news and editorial departments shall be paid by the respective parties hereto and not by the NAC.
     Both parties shall have unlimited discretion to contract with a third party to exercise the newspaper’s independent editorial and newsroom rights of expression, but all other rights under this Agreement shall be personal and non-delegable, except as otherwise expressly provided in Section 21 hereof.
     Each party hereto retains unto itself complete and exclusive control of its advertising acceptance policies and the content of the advertising to appear in the respective newspaper edited by it. The NAC shall use its best efforts to transfer unacceptable advertising from a feature section to a main section of the newspaper that edits the section and elects to publish such advertising, so long as the advertiser agrees and it is mechanically feasible.
     Any claims of third parties, cost or expense arising from excluding advertising from one of the two newspapers, shall be borne by the party whose policies exclude the same. Any such claims, cost or expense arising from the inclusion of the advertising in one newspaper, when such advertising has been excluded from the other newspaper due to its advertising policies, shall be borne by the publishing newspaper.
     9. Circulation Promotions — To implement provisions of the Preamble to this Agreement, the NAC will devote sufficient funds and efforts to expand marketing, promotion and advertising for the purpose of increasing circulation of both newspapers. Expenditures for these efforts, including geographic expansion, shall be weighted in favor of the newspaper with less overall circulation.
     The NAC will support expanded geographic distribution for the Deseret Morning News (and, if desired by K-T, LLC, for the Tribune) into other key markets outside the primary and secondary market areas (as hereinbefore defined) currently served by either newspaper, whenever practical; provided, however, that if such expansion is undertaken for only one of the newspapers at its request and such expansion occasions any incremental cost to the NAC, the party requesting such expansion shall be charged for such cost and provided further such party shall be entitled to receive all of the circulation revenue received by the NAC from such expanded circulation.
     All advertising and promotion of both newspapers shall be done by the NAC, except that DNPC shall be free to spend whatever it wishes in additional sales promotion of the Deseret Morning News through the NAC or independently, provided such expenditures by DNPC shall be coordinated with the NAC’s efforts.
     10. Ownership of K-T, LLC — The parties confirm that this Agreement creates a special relationship between them that must be honored and preserved. It is therefore agreed that the present ownership of K-T, LLC (i.e., one hundred percent owned by MediaNews Group, Inc.) shall not be changed without written consent of DNPC, which shall not be unreasonably withheld; provided, however, that DNPC shall have the unrestricted discretionary right to withhold its consent if any sale, transfer or conveyance in one or more transactions would result in more than 49% of the ownership of K-T, LLC being held by any entity or entities other than MNG or if any such owner or owners of minority interest in K-T, LLC, individually or collectively, would have the right to manage or participate in management of K-T, LLC or compel it to take or forbear any action with respect to this Agreement or management of the NAC.
     11. Term and Renewals — This Agreement shall continue until and through the thirty-first day of December, 2020 unless sooner terminated as provided in Section 12 hereof. This Agreement shall automatically renew for succeeding renewal periods of five (5) years each, unless either party shall notify the other in writing at least two (2) years prior to the end of the then current term that it elects to terminate the Agreement at the end of the then current term; provided further, anything to the contrary in this paragraph notwithstanding, DNPC shall have the option to extend the initial term of this Agreement for successive additional terms of ten (10) years by notifying K-T, LLC of its election to do so at least two (2) years prior to the end of the current term or of any extended term.
     12. Optional Termination — Either party hereto shall have the option to terminate this Agreement at any time upon the happening of any one or more of the following events:
     (a) Performance of this Agreement by either or both parties involves a violation of law or of governmental order or decree; or
     (b) Change or modification is made in the scope or applicability of the exemption available under the Newspaper Preservation Act which prevents the performance of this Agreement according to its terms; or
     (c) As a result of any changes in the Constitution of any state or the Constitution of the United States of America or of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by either or both parties in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purposes of the parties as expressed in this Agreement; or
     (d) Because of the bankruptcy or insolvency of a party, there has been or is likely to be an involuntary alienation of the membership interests of the NAC owned by such party.
           To exercise such option, the party seeking to terminate this Agreement shall give written notice to the other party within fifteen (15) days following the occurrence of the event upon which termination is to be made describing such event, except that no such termination shall be effective until the expiration of twelve (12) months after giving such written notice wherever it is legally possible, unless such delay in termination would substantially prejudice either or both parties.
     13. Rights of Parties on Termination — On termination of this Agreement by expiration or otherwise, the parties hereto shall meet and endeavor to work out a just and equitable plan for discontinuing the operation of their newspapers by the NAC, and each shall assume the full operation of its respective newspaper from the NAC at the earliest legally mandated practicable date, subject to the provisions of the preceding sentence of this Agreement. It is understood that until the physical properties, real and personal, owned by the parties hereto and made available to NAC for the printing and distribution of their newspapers, are properly segregated or divided so that each of the parties hereto can print and circulate its paper with its own equipment (and in no event for a period of availability, if desired by either party, less than three years from the date of termination), such equipment and real property so owned by them in common and which may be necessary for the continued printing and circulation of their two newspapers shall continue to be available to both parties, in an equitable manner, to the extent legally permissible, to the end that there be no break in the continued publication and circulation of their respective newspapers. Either party may, by mutual agreement, acquire the plant and equipment interests of the other party, but neither party shall be compelled to purchase or sell such asset interests to the other except as provided in a mutually agreed plan of distribution. Upon termination of this Agreement, both parties shall be given full access to all circulation, subscriber and single copy distribution lists, advertising account records, and market research data relating to both newspapers. The provisions of this paragraph do not apply to property that is leased by the NAC from either K-T, LLC or DNPC or that is leased by the NAC from Salt Lake Newspaper Production Facilities, LLC, which leases have their own termination provisions.
     The NAC shall be dissolved as soon as practicable, and the cost and expense thereof paid from such funds as the NAC may have on hand, and, if insufficient, the deficiency shall be funded by the parties hereto in the same proportion to which they are entitled to participate in the earnings of the NAC at the time of dissolution. Accounts or obligations incurred by the NAC prior to or in connection with such dissolution and any of its then outstanding commitments shall be paid or provided for out of funds it may have on hand and, if such funds are insufficient, shall be paid or provided for by the parties in the same proportion to which they are entitled to participate in the earnings of the NAC at the time of dissolution. Property other than cash and accounts receivable which may be in the custody of the NAC, shall be delivered to the parties herein in accordance with their respective interests therein. Any remaining cash on hand with the NAC that is not needed for the payment of accounts or obligations, as aforesaid, or required to be set aside for liquidation of commitments, together with notes and accounts receivable, shall be delivered to the parties hereto in such proportion as they may be entitled to participate in the earnings of the NAC at the time of dissolution.

     If, upon termination of this Agreement, the parties are unable to agree upon a distribution plan and its implementation, either party may petition for a court-appointed receiver to effect a dissolution of the NAC and distribution of its assets pursuant to Rule 66(h) of the Utah Rules of Civil Procedure. If a receiver is appointed, the parties hereto will stipulate that the provisions of this Agreement will be implemented by the receiver to the full extent permitted by law.
     14. Notices — All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by telecopier or sent by certified mail, return receipt requested, postage prepaid, or by a recognized air courier service as follows:
     If to DNPC to:
Deseret News Publishing Company
30 East First South
Salt Lake City, Utah 84111
Attention: Ellis R. Ivory, Chairman
     with a copy to
Kirton & McConkie, P.C.
Eagle Gate Tower
60 East South Temple Street, Suite 1800
Salt Lake City, Utah 84111
Attention: Robert W. Edwards
     If to K-T, LLC to:
Kearns-Tribune, LLC
c/o MediaNews Group, Inc.
1560 Broadway, Suite 2100
Denver, CO 80202
Attention: Joseph J. Lodovic, IV, President
     with a copy to
Hughes Hubbard & Reed LLP
1775 I Street, N.W., Suite 600
Washington, DC 20006
Attention: Howell E. Begle, Jr., Esq.

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.
     15. Confidentiality — Except as required by law, legal process, government regulators, or as reasonably necessary for performance of their obligations or enforcement of their rights under this Agreement, without the prior written consent of the other, the parties hereto will treat and hold as confidential all confidential information disclosed to or received by them relating to the business of the NAC, including all intellectual property rights, in each case excluding information that (a) at the time of disclosure or receipt is in the public domain or thereafter enters the public domain without any act or omission of receiving party, (b) was in possession of the receiving party before its disclosure hereunder, or (c) is obtained by the receiving party from a third party who does not thereby breach an obligation of confidence to either party to this Agreement and who discloses it in good faith.
     16. Definition of Parties — Any reference herein to Kearns-Tribune, LLC (K-T, LLC), to MediaNews Group, Inc. (MNG), or to either or both of them as a “party” or as “parties” to this Agreement, as such references relate to any covenants, performances and prohibitions set forth in this Agreement, shall include all entities and enterprises in which William Dean Singleton, members of his family and/or trusts for their benefit collectively own fifty percent (50%) or more, directly or indirectly of the ownership, and all such other entities and enterprises over which he otherwise is capable of exercising management control. Any reference herein to Deseret News Publishing Company as a party to this Agreement, as such references relate to any covenants, performances and prohibitions set forth in this Agreement, shall include all entities and enterprises in which Deseret Management Corporation or any other entity affiliated with The Church of Jesus Christ of Latter-day Saints owns fifty percent (50%) or more, directly or indirectly of the ownership and all such other entities and enterprises over which Deseret Management Corporation or any other entity affiliated with The Church of Jesus Christ of Latter—day Saints otherwise is capable of exercising management control.
     17. Counterparts — This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.
     18. Governing Law — This Agreement shall be governed by and construed in accordance with the laws of the State of Utah as applied to transactions taking place wholly within Utah between Utah residents.
     19. No Third Party Beneficiary — This Agreement is made solely for the benefit of the parties hereto and their lawful successors and assigns. No other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     20. Take Action — Each of the parties hereto agrees to take all corporate or other action necessary to carry out and effectuate the intent, purposes and provisions of this Agreement and to cooperate with the other party in every reasonable way that will promote successful and lawful operation of this Agreement for both parties.
     21. Successors and Assigns — Because of the special and fiduciary relationship created hereby, neither this Agreement nor any of the rights or obligations of either party thereto shall be assignable or delegable by either party without the written consent of the other. Any authorized assignment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

     22. Equitable Remedies — Because of the special relationship perpetuated by this Agreement and because the parties hereto stipulate that an award of damages for breach of this Agreement will not provide an adequate remedy for such breach, the parties shall be entitled to specific performance of the terms of this Agreement and other appropriate equitable remedies.
     23. Severability — If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, invalid, non-binding, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same illegal, invalid, non-binding, inoperative, or unenforceable to any extent whatever.
     24. NAC Binding Approval — The parties shall cause the NAC to approve and accept in writing all of the terms hereof applying to it, with duplicate original executed copies thereof delivered to each of the parties hereto.
     25. Department of Justice Filing — A copy of this 2006 Amendment and Restatement Agreement, together with a copy of the 1952 Agreement, the 1982 Amendment and the 2001 Amendment and Restatement of Agreement, shall be filed with the United States Department of Justice immediately following its execution by the parties hereto.
     26. Arbitration — If the parties are deadlocked with respect to a Reserved Matter and if the parties’ dispute with respect to such Reserved Matter is not resolved by negotiation within ten (10) business days following written notice of the dispute delivered by either party to the other, either party shall have the right to refer the dispute to arbitration by giving notice to the other, which notice shall identify the dispute. During the first seven (7) days after such notice demanding arbitration the parties shall seek to nominate a mutually agreed upon arbitrator. If such an arbitrator is selected and engaged, he or she shall serve in accordance with these provisions. If within the said seven day period no mutually agreed arbitrator is selected and engaged, then the party requesting arbitration shall provide a copy of the notice and request for arbitration to the person serving at such time as President of the Newspaper Association of America (“NAA”) or, if such person is interested in the dispute or is not independent of each of the parties, the most recent past president of the NAA who is not interested in the dispute and who is independent of each of the parties. The NAA President or past president receiving such notice (“Facilitator”) shall, within fifteen (15) days after receipt of the notice, appoint either himself or herself, or such other person qualified as stipulated herein, to serve as arbitrator of the dispute (“Arbitrator”). The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association or such other rules as the Arbitrator in his or her sole discretion shall select (in either case, the “Rules”). The procedural laws of the Federal Arbitration Act shall apply to the arbitration to the extent not inconsistent with the Rules. The arbitrator appointed hereunder shall not be interested in the dispute, shall be independent of each of the parties, and shall be a professional with at least ten (10) years experience in the newspaper publishing industry at an executive level or otherwise a person of recognized competence or expertise in the field of newspaper publishing.
     The venue of the arbitration shall be in Salt Lake City, Utah. In arriving at a decision, the Arbitrator shall consider the pertinent fact and circumstances. Parties shall have the right to present documentary evidence and witnesses and to cross-examine witnesses. The Arbitrator shall issue his or her findings and conclusions in writing. The decision of the Arbitrator shall be final and binding upon the parties, and no party shall seek recourse to a law court or other authorities to appeal for revisions of such decision. Each party shall be responsible for payment of its own expenses and the parties shall equally share the fees and expenses of the Arbitrator. On request of any party, a transcript of the hearing shall be prepared and made available to the parties. Judgment on the decision of the Arbitrator may be entered in any court having jurisdiction thereof. Nothing in the Agreement shall preclude a party hereto from seeking equitable or other relief from a court of competent jurisdiction when such relief is unavailable pursuant to the Rules. The parties agree that any arbitration relating to a dispute hereunder shall be conducted and concluded as privately and expeditiously as possible, and the parties shall use their best efforts to that end.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed at Salt Lake City, Utah, the day and year first above written.

ATTEST:		DESERET NEWS PUBLISHING COMPANY

By:	\s\ Michael B. Todd	By:	\s\ Jim M. Wall

	, Secretary		Jim M. Wall, President

ATTEST:		KEARNS-TRIBUNE, LLC

By:	\s\ Patricia Robinson	By:	\s\ Joseph J. Lodovic, IV

	Patricia Robinson, Secretary		Joseph J. Lodovic, IV, President
     Newspaper Agency Company, LLC hereby approves and accepts the foregoing Agreement and agrees to be bound by terms and provisions thereof applicable to it.

ATTEST:		NEWSPAPER AGENCY COMPANY, LLC

By:	\s\ Patricia Robinson	By:	\s\ William Dean Singleton

	Patricia Robinson, Secretary		William Dean Singleton, Chairman